Exhibit 3.01 (d)

VSB Bancorp, Inc.

VSB Bancorp, Inc. Announces Intent to Voluntarily Delist from the Nasdaq Capital Market

Contact Name:

Ralph M. Branca

President & CEO

(718) 979-1100

Staten Island, N.Y., December 3, 2013 – VSB Bancorp, Inc. (NASDAQ - VSBN) has submitted written notice to the Nasdaq Global Market (“Nasdaq”) of its intention to voluntarily delist its common stock, $0.0001 par value, from Nasdaq. VSB Bancorp, Inc. (“Company”) intends to file a Form 25 with the Securities and Exchange Commission (the “SEC”) on or about December 13th, 2013 to delist its common stock. The common stock is expected to be listed until December 22nd, 2013. The Company intends to commence quotation and trading under the symbol “VSBN” on the OTCQB Marketplace promptly following the delisting. The Company also intends to file a Form 15 with the SEC on or about December 23rd, 2013 in order to terminate the registration of the common stock pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to notify the SEC of the automatic suspension of its public reporting obligations under Sections 13(a) and 15(d) of the Exchange Act. The Company’s Board of Directors authorized the delisting and deregistration of the Company’s common stock after concluding that the consequences of remaining an SEC-reporting company, including the significant costs (accounting, legal and administrative ) associated with registration, outweighed the current benefits of trading on a national exchange. The Company will continue to prepare and publish quarterly and annual financial results in a more abbreviated form than the Company’s current periodic SEC reports. The Company will continue to mail shareholders the periodic information as it currently does.

The decision to voluntarily delist and deregister the common stock, the Company’s Board of Directors considered various factors, including the following:

•	the fact that the Company’s common stock is illiquid and is thinly traded;
•	the strong capital position of the Company;
•	the significant costs, both direct and indirect, associated with the preparation and filing of the Company’s periodic reports with the SEC;
•	the fact that the Company will continue to engage an independent public accountant to perform an annual audit of our financial statements;
•	the fact that the Company, and its wholly owned subsidiary Victory State Bank, will continue to file required reports with the Federal Reserve, FDIC and the New York State Department of Financial Services; and
•	the ability of the Company’s stock to continue trading through the OTCQB Marketplace, operated by OTC Markets Group, under the same stock symbol VSBN.

VSB Bancorp, Inc. (“Company”) is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, which commenced operations on November 17, 1997. The Bank’s initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp’s total equity has increased to $27.5 million primarily through the retention of earnings. The Bank operates five full service locations in Staten Island: the main office in Great Kills, and branches on Forest Avenue (West Brighton), Hyatt Street (St. George), Hylan Boulevard (Dongan Hills) and on Bay Street (Rosebank).

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, weaknesses of other financial institutions, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as “will result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions, and other terms used to describe future events, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA’s safe harbor provisions.